UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2010

STRIKER ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

901 – 360 Bay Street, Toronto, ON, Canada	M5H 2V6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(416) 489-0093

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01            Entry into a Material Definitive Agreement

The information required by this Item 1.01 is included under Item 3.02 of this current report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 26, 2010, we issued to one non-US investor, a promissory note in the amount of $200,000. The promissory note is payable in full on July 26, 2011, and is to accrue interest at the rate of 5% per year from the date of the promissory note until paid.

Under the terms of the promissory note, if principal is not paid when due, we have agreed to pay all collection costs including, legal fees, and all expenses incurred by the lender.

We may prepay all or any portion of the principal sum without prior notice to, or the consent of, the lender, at any time during the term of the promissory note provided that (i) we are not in default at the time of prepayment, (ii) if the prepayment occurs at any time prior to the first day of the sixth calendar month following the date of the promissory note, we must pay, in lieu of actual interest accrued, an amount equal to the interest that would have accrued on the amount of the principal sum prepaid if the same had been outstanding for six months; and (iii) if the prepayment occurs at any time after the first day of the sixth calendar month following the date of the promissory note, we must pay all interest that has actually accrued on the amount of the principal sum that is prepaid.

Item 8.01            Other Events

On July 29, 2010 we announced in a press release that we have concluded our agreement to acquire all of the assets associated with Granisol™.

Item 9.01            Financial Statements and Exhibits

(d)                        Exhibits.

10.1	Form of Private Placement Subscription Agreement

10.2	Form of promissory note dated July 26, 2010

99.1	PediatRx Inc. Press Release dated July 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRIKER ENERGY CORP.

/s/ Joseph Carusone
Joseph Carusone
President, Secretary, Treasurer and Director

Date July 29, 2010